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Exhibit (a)(1)(i)

OFFER TO PURCHASE

Level 3 Communications, Inc.

Offers to Purchase for Cash the Outstanding Convertible Notes Listed Below

  EACH OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 15, 2008, UNLESS EXTENDED FOR THAT OFFER AS DESCRIBED HEREIN (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED WITH RESPECT TO THAT OFFER, THE "EXPIRATION DATE"). HOLDERS MUST VALIDLY TENDER THEIR NOTES (AS DEFINED BELOW) ON OR PRIOR TO THE APPLICABLE EXPIRATION DATE TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION (AS DEFINED BELOW). TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE APPLICABLE EXPIRATION DATE, BUT NOT THEREAFTER.

         Level 3 Communications, Inc. ("Level 3" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to purchase for cash any and all of the outstanding convertible notes of Level 3 listed in the table below (collectively, the "Notes") at the consideration per $1,000 principal amount set forth next to the corresponding series of Notes in the table below (the "Consideration"). These offers consist of three separate offers, one for each series of Notes listed below (each, an "Offer" and collectively, the "Offers").

         The Company's obligation to accept for payment, and to pay for, any Notes validly tendered pursuant to an Offer is subject to (i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date at least such principal amount of Notes as set forth in the table below (such minimum principal amount for such Offer, the "Minimum Tender Condition"), (ii) the satisfaction of the General Conditions (as defined herein) described in this Offer to Purchase and (iii) the sale of at least $373 million aggregate principal amount of the Company's 15% Convertible Senior Notes due 2013 (the "New Notes"), the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers. In addition, (a) the Offer to purchase the 6% Convertible Subordinated Notes due 2009 is conditioned on the acceptance for payment of the 2.875% Convertible Senior Notes due 2010 and the 6% Convertible Subordinated Notes due 2010 pursuant to the terms and conditions of such other applicable Offers, (b) the Offer to purchase the 6% Convertible Subordinated Notes due 2010 is conditioned on the acceptance for payment of the 2.875% Convertible Senior Notes due 2010 pursuant to the terms and conditions of such other applicable Offer and (c) the Offer to purchase the 2.875% Convertible Senior Notes due 2010 is conditioned on the acceptance for payment of the 6% Convertible Subordinated Notes due 2010 pursuant to the terms and conditions of such other applicable Offer. See "Conditions to the Offers."

         The Company will not receive any proceeds from the offering of the New Notes if the Company does not accept for payment at least $177,270,500 aggregate principal amount of its 2.875% Convertible Senior Notes due 2010 and at least $240,833,000 aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 in the respective Offers for such Notes.

Title of Security and CUSIP Numbers	Outstanding Principal Amount	Minimum Tender Condition	Consideration(1)
2.875% Convertible Senior Notes due 2010 52729NBA7	$354,541,000	$177,270,500	$620.00
6% Convertible Subordinated Notes due 2010 52729NAS9	$481,666,000	$240,833,000	$700.00
6% Convertible Subordinated Notes due 2009 52729NAG5	$305,135,000	$152,567,500	$920.00

(1)
Per $1,000 principal amount of Notes.

         If a Holder (as defined below) validly tenders its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Notes up to but not including, the Payment Date (as defined herein) ("Accrued Interest"). No tenders will be valid if submitted after the applicable Expiration Date.

         Any holder of record of Notes (each, a "Holder," and collectively, "Holders") or beneficial owner of Notes desiring to tender all or any portion of such Holder's Notes must comply with the procedures for tendering Notes set forth herein in "Procedures for Tendering and Withdrawing Notes" and in the Letter of Transmittal.

         Any questions or requests for assistance concerning the Offers may be directed to Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the "Dealer Managers") or Global Bondholder Services Corporation (the "Information Agent") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers. Global Bondholder Services Corporation is acting as depositary (the "Depositary") in connection with the Offers.

         NONE OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFERS.

         THESE OFFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offers are:

Citi	Merrill Lynch & Co.

November 17, 2008

 IMPORTANT

        Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the applicable Expiration Date, of which Notes tendered are accepted for payment pursuant to each Offer. If a Holder validly tenders its Notes on or prior to the applicable Expiration Date and does not validly withdraw its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

        Payment of the Notes will be made by the deposit of immediately available funds by the Company with the Depositary promptly after the applicable Expiration Date (the date of payment with respect to an Offer being referred to herein as the "Payment Date"). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See "Acceptance for Payment and Payment."

        The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate an Offer prior to its Expiration Date and not accept for payment any Notes not theretofore accepted for payment, (ii) waive any and all of the conditions of any Offer prior to the date of acceptance for payment of Notes in that Offer, (iii) extend an Expiration Date or (iv) amend the terms of any Offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. The foregoing rights are in addition to the Company's right to delay acceptance for payment Notes tendered pursuant to an Offer or the payment for Notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        In the event that an Offer is terminated, validly withdrawn or otherwise not consummated prior to the applicable Expiration Date, the Consideration applicable to such series of Notes will not be paid or become payable to Holders who have validly tendered their Notes in connection with such Offer. In any such event, the Notes previously tendered pursuant to such Offer will be promptly returned to the tendering Holders.

        From time to time after the tenth business day following the applicable Expiration Date or other date of termination of an Offer, the Company or its affiliates may acquire any Notes that are not tendered pursuant to such Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

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        THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR "BLUE SKY" LAWS.

        THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

        Any Holder who desires to tender Notes and who holds physical certificates evidencing such Notes must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase on or prior to the applicable Expiration Date. Only registered Holders are entitled to tender Notes.

        A beneficial owner of the Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner's behalf. The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. The Depositary and DTC have confirmed that the Offers are eligible for DTC's Automated Tender Offer Program ("ATOP"). Accordingly, to effect such a tender of Notes, DTC participants must tender their Notes to DTC through ATOP and follow the procedures set forth in "Procedures for Tendering and Withdrawing Notes—Notes Held Through DTC." Holders desiring to tender their Notes on the applicable Expiration Date should be aware that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date.

        Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See "Dealer Managers; Information Agent; Depositary."

        There are no guaranteed delivery provisions provided for by the Company in connection with the Offers under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

 AVAILABLE INFORMATION

        Level 3 files annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any materials that Level 3 files with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Level 3's Commission filings are also available at the Commission's Internet Web site at http://www.sec.gov. Level 3's Commission filings can also be read at NASDAQ Operations in Washington, D.C.

        The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offers. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company hereby incorporates by reference into this Offer to Purchase the following documents of Level 3 filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the "Incorporated Documents"):

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

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  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

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  Current Reports on Form 8-K and 8-K/A filed on March 11, 2008, March 19, 2008, March 26, 2008, May 23, 2008, June 6, 2008, October 15, 2008 and October 15, 2008 (however, Level 3 does not incorporate by reference the information under Item 7.01, Regulation FD Disclosure); and

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  Proxy Statement filed on April 4, 2008 for the 2008 Annual Meeting of Stockholders.

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        In addition, this Offer to Purchase constitutes a part of the Schedule TO filed by the Company with the Commission on November 17, 2008 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this Offer to Purchase. The Company will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO to incorporate by reference future periodic filings Level 3 makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

        The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

 INFORMATION REGARDING FORWARD LOOKING STATEMENTS

        Certain statements in this Offer to Purchase and the Incorporated Documents constitute "forward-looking statements," and information that is based on the beliefs of Level 3's management as well as assumptions made by and information currently available to Level 3. When Level 3 uses the words "anticipate", "believe", "plan", "estimate" and "expect" and similar expressions in this Offer to Purchase, as they relate to Level 3 or its management, Level 3 is intending to identify forward-looking statements. These statements reflect Level 3's current views with respect to future events and are subject to certain risks, uncertainties and assumptions.

        Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Level 3's actual results may vary materially depending on a variety of factors discussed in its filings with the Commission. These forward-looking statements include, among others, statements concerning:

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  Level 3's communications business, its advantages and its strategy for continuing to pursue its business;

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  anticipated development and launch of new services in Level 3's business;

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  anticipated dates on which Level 3 will begin providing certain services or reach specific milestones in the development and implementation of its business strategy;

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  growth of the communications industry;

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  expectations as to Level 3's future revenue, margins, expenses, cash flows and capital requirements; and

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  other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, Level 3's failure to:

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  integrate strategic acquisitions;

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  increase the volume of traffic on Level 3's network;

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  defend Level 3's intellectual property and proprietary rights;

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  successfully complete commercial testing of new technology and information systems to support new services;

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  develop new services that meet customer demands and generate acceptable margins;

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  attract and retain qualified management and other personnel; and

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  meet all of the terms and conditions of Level 3's debt obligations.

        Please also refer to the section entitled "Risk Factors" in Level 3's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 for further information on these and other risks affecting the Company.

        Except as required by applicable law and regulations, Level 3 undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that Level 3 makes on related subjects in Level 3's additional filings with the Commission should be consulted.

 CERTAIN INFORMATION CONCERNING THE COMPANY

        The Notes are outstanding debt obligations of Level 3 Communications, Inc. Level 3 Communications, Inc. was incorporated in Delaware in 1941, and is a holding company. The Company's principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021; telephone (720) 888-1000. The Company maintains a website at http://www.level3.com. The information on such website is not incorporated into, or otherwise to be regarded as part of, this Offer to Purchase.

        Level 3, through its operating subsidiaries, engages primarily in the communications business. Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities, its communications network. Level 3's network is an advanced, international, facilities based communications network. Level 3 designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

        Additional information about the Company's business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. See "Available Information" and "Incorporation of Certain Documents by Reference."

Recent Developments

        On November 17, 2008, the Company entered into a Securities Purchase Agreement with certain investors in connection with the sale of up to $400 million aggregate principal amount of the New Notes at a price of 100% of the principal amount of the New Notes. The aggregate net proceeds of the offering are expected to be approximately $399 million. If the Company does not accept for payment any of its 2009 Subordinated Notes (as defined herein) pursuant to the terms and conditions of such Offer, the obligation of one group of affilated investors to purchase New Notes pursuant to the Securities Purchase Agreement will be reduced and thus the aggregate principal amount of New Notes offered would be $373.8 million and the aggregate net proceeds to the Company would be approximately $372.8 million. The Company will use the net proceeds from the sale of the New Notes and cash on hand to fund the purchase of Notes in the Offers. The issuance of the New Notes is subject to conditions, including the acceptance for payment by the Company of at least $177,270,500 aggregate principal amount of the 2010 Senior Notes (as defined herein) and at least $240,833,000 aggregate principal amount of the 2010 Subordinated Notes (as defined herein) in the Offers for such notes, as well as other customary closing conditions.

        The New Notes are convertible into shares of common stock of the Company at the option of the holder at any time prior to the maturity of such New Notes at an initial conversion price of $1.80 per share, subject to adjustment in certain events. The New Notes are not redeemable by the Company prior to the maturity of such New Notes on January 15, 2013. If at any time prior to the close of business on January 15, 2013 the closing per share sale price of the Company's common stock exceeds 222.2% of the conversion price then in effect for at least 20 trading days within any 30 consecutive trading day period, the New Notes will automatically convert into shares of the Company's common stock, plus accrued and unpaid interest (if any) to, but excluding the automatic conversion date, which date will be designated by the Company following such automatic conversion event. Further, if a Holder elects to convert the New Notes in connection with certain changes in control of the Company, the Company will pay a make-whole premium by increasing the number of shares deliverable upon conversion of such New Notes in connection with such change in control transaction. Holders of the New Notes have the right, subject to certain exceptions and conditions, to require the Company to repurchase all or any part of the New Notes upon the occurrence of a designated event (change in

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control of the Company or a termination of trading) at a repurchase price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest thereon, if any, up to but excluding the repurchase date. Certain investors who have agreed to purchase an aggregate $360,124,000 principal amount of the New Notes will deposit the purchase price thereof into escrow on December 8, 2008 or such later date as determined by the Company. The purchase price for these notes will be released to the Company from escrow upon the closing of the sale of the New Notes. This summary of the Securities Purchase Agreement and the terms of the New Notes is qualified in its entirety by the terms of the Securities Purchase Agreement and the Indenture governing the New Notes, each filed as exhibits to the Schedule TO and incorporated herein by reference in their entirety.

        As of September 30, 2008, after giving pro forma effect to (i) the offering of the New Notes (assuming that $400 million aggregate principal amount of New Notes is sold), (ii) the exchange of approximately $108,201,000 aggregate principal amount of the Company's indebtedness for shares of its common stock as described under "Miscellaneous—Recent Securities Transactions" and (iii) the purchase of approximately $1,141,342,000 aggregate principal amount of the Company's indebtedness pursuant to the Offers, assuming 100% of the outstanding principal amount of each series of Notes is purchased in each Offer for an aggregate purchase price of approximately $837,705,820 with the net proceeds of the offering of the New Notes and cash on hand:

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  the Company would have had an aggregate of approximately $5.801 billion of indebtedness, excluding intercompany liabilities, of which approximately $1.4 billion constituted secured indebtedness consisting of its guarantee of its wholly-owned subsidiary's senior secured credit facility, approximately $2.809 billion consisted of its guarantee of its wholly-owned subsidiary's senior unsecured debt and none of which constituted subordinated indebtedness; and

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  the Company's subsidiaries would have had an aggregate of approximately $5.509 billion of outstanding indebtedness and other balance sheet liabilities (excluding deferred revenue and intercompany liabilities).

        As of September 30, 2008, after giving pro forma effect to (i) the offering of the New Notes (assuming that $400 million aggregate principal amount of New Notes is sold), (ii) the exchange of approximately $108,201,000 aggregate principal amount of the Company's indebtedness for shares of its common stock as described under "Miscellaneous—Recent Securities Transactions" and (iii) the purchase of approximately $570,671,000 aggregate principal amount of the Company's indebtedness pursuant to the Offers, assuming 50% of the outstanding principal amount of each series of Notes is purchased in each Offer, for an aggregate purchase price of approximately $418,852,910 with the net proceeds of the offering of the New Notes and cash on hand:

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  the Company would have had an aggregate of approximately $6.371 billion of indebtedness, excluding intercompany liabilities, of which approximately $1.4 billion constituted secured indebtedness consisting of its guarantee of its wholly-owned subsidiary's senior secured credit facility, approximately $2.809 billion consisted of its guarantee of its wholly-owned subsidiary's senior unsecured debt and approximately $393.4 million constituted subordinated indebtedness; and

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  the Company's subsidiaries would have had an aggregate of approximately $5.509 billion of outstanding indebtedness and other balance sheet liabilities (excluding deferred revenue and intercompany liabilities).

 SUMMARY TERM SHEET

        The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Level 3 Communications, Inc., a corporation organized under the laws of the State of Delaware.
The Notes	2.875% Convertible Senior Notes due 2010 (the "2010 Senior Notes")
6% Convertible Subordinated Notes due 2010 (the "2010 Subordinated Notes")
6% Convertible Subordinated Notes due 2009 (the "2009 Notes")
The Offers	In each Offer, the Company is offering to purchase for cash, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Notes of the applicable series validly tendered and not validly withdrawn on or prior to the applicable Expiration Date at the consideration per $1,000 principal amount set forth next to such series of Notes in the table on the front cover of this Offer to Purchase. The Offers consist of three separate Offers, one for each series of Notes. See "The Offers."
Purpose of the Offers; Source and Amount of Funds	The purpose of the Offers is to repurchase Notes in order to reduce the amount of the Company's outstanding indebtedness with maturities in 2009 and 2010. The Company will fund purchases pursuant to the Offers from the proceeds of the sale of the New Notes and from cash on hand. See "The Offers—Purpose of the Transaction and "The Offers—Source and Amount of Funds or Other Consideration."
Consideration; Interest	The Consideration offered per $1,000 principal amount of Notes of a given series is the price set forth next to that series of Notes under the heading "Consideration" in the following table:

Title of Security	Consideration
2.875% Convertible Senior Notes due 2010	$620.00
6% Convertible Subordinated Notes due 2010	$700.00
6% Convertible Subordinated Notes due 2009	$920.00

If a Holder validly tenders its Notes on or prior to the applicable Expiration Date and does not validly withdraw its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.
Payment Date	The Payment Date for each Offer is expected to be one business day after the applicable Expiration Date of such Offer, or promptly thereafter.
Expiration Date	Each Offer will expire at 12:00 midnight, New York City time, on December 15, 2008, unless extended with respect to that Offer by the Company.

Withdrawal Rights	Tendered Notes may be withdrawn at any time prior to the applicable Expiration Date, but not thereafter. See "Procedures for Tendering and Withdrawing Notes—Withdrawal Rights."
Conditions to the Offers	Notwithstanding any other provision of an Offer, the Company's obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to an Offer is conditioned on:
(i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date an aggregate principal amount of Notes satisfying the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series of Notes,
(ii) the satisfaction of the General Conditions and
(iii) the sale of at least $373 million aggregate principal amount of the New Notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers.
In addition:
(a) the Offer to purchase the 2009 Notes is conditioned on the acceptance for payment of the 2010 Senior Notes and the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offers,
(b) the Offer to purchase the 2010 Subordinated Notes is conditioned on the acceptance for payment of the 2010 Senior Notes pursuant to the terms and conditions of such other applicable Offer and
(c) the Offer to purchase the 2010 Senior Notes is conditioned on the acceptance for payment of the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offer.
See "Conditions to the Offers."
The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate an Offer prior to its Expiration Date and not accept for payment any Notes not theretofore accepted for payment, (ii) waive any and all of the conditions of any Offer prior to the date of acceptance for payment of Notes in that Offer, (iii) extend an Expiration Date or (iv) amend the terms of any Offer.
Procedures for Tendering and Withdrawing Notes	Any Holder who desires to tender Notes pursuant to an Offer and who holds physical certificates evidencing such Notes must complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 3 of the Letter of Transmittal, and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents to the Depositary on or prior to the applicable Expiration Date. Any beneficial owner who desires to tender Notes and who holds Notes in book-entry form should request such owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such beneficial owner. See "Procedures for Tendering and Withdrawing Notes—Notes Held by Record Holders."

Holders of Notes who are tendering by book-entry transfer to the Depositary's account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting an Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary's account at DTC. DTC will then send an Agent's Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offers as to the tender of Notes. See "Procedures for Tendering and Withdrawing Notes—Notes Held Through DTC."
Untendered and/or Unpurchased Notes	Notes not tendered and/or accepted for payment pursuant to an Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of each indenture governing each series of Notes or otherwise purchase the untendered Notes in any lawful manner available to the Company.
Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will accept for payment on the applicable Expiration Date any and all outstanding Notes of the applicable series validly tendered and not validly withdrawn on or prior to the applicable Expiration Date. If a Holder validly tenders its Notes on or prior to the applicable Expiration Date and does not validly withdraw its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. Payments for the Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Notes validly tendered and accepted for payment pursuant to the Offers will be cancelled. See "Acceptance for Payment and Payment."
Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offers, see "Material U.S. Federal Income Tax Consequences."
Dealer Managers	Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Depositary	Global Bondholder Services Corporation.
Information Agent	Global Bondholder Services Corporation.

 THE OFFERS

Introduction

        In each Offer, the Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Notes of the applicable series that are validly tendered and not validly withdrawn on or prior to the applicable Expiration Date at the Consideration per $1,000 principal amount of Notes set forth next to such series of Notes in the table on the front cover of this Offer to Purchase. The Offers consist of three separate Offers, one for each series of Notes. The Company's obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to an Offer is conditioned on (i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date an aggregate principal amount of Notes satisfying the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series of Notes, (ii) the satisfaction of the General Conditions and (iii) the sale of at least $373 million aggregate principal amount of the New Notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers. In addition, (a) the Offer to purchase the 2009 Notes is conditioned on the acceptance for payment of the 2010 Senior Notes and the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offers, (b) the Offer to purchase the 2010 Subordinated Notes is conditioned on the acceptance for payment of the 2010 Senior Notes pursuant to the terms and conditions of such other applicable Offer and (c) the Offer to purchase the 2010 Senior Notes is conditioned on the acceptance for payment of the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offer.

        The Company will not receive any proceeds from the offering of the New Notes if the Company does not accept for payment at least $177,270,500 aggregate principal amount of its 2010 Senior Notes and at least $240,833,000 aggregate principal amount of its 2010 Subordinated Notes in the respective Offers for such Notes.

        Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will accept for payment on the applicable Expiration Date any and all Notes of the applicable series validly tendered and not validly withdrawn on or prior to the applicable Expiration Date. If a Holder validly tenders its Notes on or prior to the applicable Expiration Date and does not validly withdraw its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

        The term "Expiration Date" with respect to an Offer shall mean 12:00 midnight, New York City time, on December 15, 2008, unless and until the Company shall, in its sole discretion, have extended this period with respect to that Offer, in which event the term "Expiration Date" shall mean the new time and date as determined by the Company. In the case of an extension of the Expiration Date, public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

        Notes accepted for payment pursuant to an Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

        The Consideration for the Notes accepted on the applicable Expiration Date shall be paid on the Payment Date, which is expected to be one business day after the applicable Expiration Date of such Offer, or promptly thereafter. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See "Acceptance for Payment and Payment."

        Tenders of Notes pursuant to an Offer may be validly withdrawn at any time prior to the applicable Expiration Date by following the procedures described herein. If Holders validly withdraw previously tendered Notes, such Holders will not receive the Consideration applicable to such series of Notes, unless such Notes are validly retendered prior to the applicable Expiration Date (in which case such Holders will be entitled to receive the Consideration).

Expiration Date; Extension; Amendment; Termination

        The Expiration Date for each Offer is 12:00 midnight, New York City time, on December 15, 2008, unless extended with respect to that Offer, in which case the Expiration Date with respect to such Offer will be such date to which the Expiration Date is extended. The Company may extend the Expiration Date with respect to any Offer for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to such Offer. In order to extend the Expiration Date as to an Offer, the Company will notify DTC, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that the Company is extending such Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of an Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

        The Company's obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to an Offer is conditioned on (i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date an aggregate principal amount of Notes satisfying the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series of Notes, (ii) the satisfaction of the General Conditions and (iii) the sale of at least $373 million aggregate principal amount of the New Notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers. In addition, (a) the Offer to purchase the 2009 Notes is conditioned on the acceptance for payment of the 2010 Senior Notes and the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offers, (b) the Offer to purchase the 2010 Subordinated Notes is conditioned on the acceptance for payment of the 2010 Senior Notes pursuant to the terms and conditions of such other applicable Offer and (c) the Offer to purchase the 2010 Senior Notes is conditioned on the acceptance for payment of the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offer. See "Conditions to the Offers."

        The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate an Offer prior to its Expiration Date and not accept for payment any Notes not theretofore accepted for payment, ii) waive any and all of the conditions of any Offer prior to the date of acceptance for payment of Notes in that Offer, (iii) extend an Expiration Date or (iv) amend the terms of any Offer. Any termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

        If the Company extends an Offer, or if the Company is delayed in its acceptance for payment of, or payment for, Notes or is unable to accept for payment or to pay for such Notes pursuant to an Offer for any reason, then, upon extension of such Offer without prejudice to the Company's rights under such Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay the payment for Notes that the Company has accepted for payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

        If the Company makes a material change in the terms of an Offer or the information concerning an Offer, the Company will disseminate additional offering materials and extend such Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

        The purpose of the Offers is to repurchase Notes in order to reduce the amount of the Company's outstanding indebtedness with maturities in 2009 and 2010.

Source and Amount of Funds or Other Consideration

        The Company expects that approximately $837,705,820 will be required to purchase the Notes pursuant to the Offers, assuming all Notes are validly tendered and accepted for payment by the Company. The Company will fund purchases pursuant to the Offers from the proceeds of the sale of the New Notes and from cash on hand.

        On November 17, 2008, the Company entered into a Securities Purchase Agreement with certain investors in connection with the sale of up to $400 million aggregate principal amount of the New Notes at a price of 100% of the principal amount of the New Notes. The aggregate net proceeds of the offering are expected to be approximately $399 million. If the Company does not accept for payment any of its 2009 Subordinated Notes pursuant to the terms and conditions of such Offer, the obligation of one group of affiliated investors to purchase New Notes pursuant to the Securities Purchase Agreement will be reduced and thus the aggregate principal amount of New Notes offered would be $373.8 million and the aggregate net proceeds to the Company would be approximately $372.8 million. The Company will use the net proceeds from the sale of the New Notes and cash on hand to fund the purchase of Notes in the Offers. The issuance of the New Notes is subject to conditions, including the acceptance for payment by the Company of at least $177,270,500 aggregate principal amount of the 2010 Senior Notes and at least $240,833,000 aggregate principal amount of the 2010 Subordinated Notes in the Offers for such Notes, as well as other customary closing conditions.

        The New Notes are convertible into shares of common stock of the Company at the option of the holder at any time prior to the maturity of such New Notes at an initial conversion price of $1.80 per share, subject to adjustment in certain events. The New Notes are not redeemable by the Company prior to the maturity of such New Notes on January 15, 2013. If at any time prior to the close of business on January 15, 2013 the closing per share sale price of the Company's common stock exceeds 222.2% of the conversion price then in effect for at least 20 trading days within any 30 consecutive trading day period, the New Notes will automatically convert into shares of the Company's common stock, plus accrued and unpaid interest (if any) to, but excluding the automatic conversion date, which date will be designated by the Company following such automatic conversion event. Further, if a Holder elects to convert the New Notes in connection with certain changes in control of the Company, the Company will pay a make-whole premium by increasing the number of shares deliverable upon conversion of such New Notes in connection with such change in control transaction. Holders of the New Notes have the right, subject to certain exceptions and conditions, to require the Company to repurchase all or any part of the New Notes upon the occurrence of a designated event (change in control of the Company or a termination of trading) at a repurchase price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest thereon, if any, up to but excluding the repurchase date. Certain investors who have agreed to purchase an aggregate $360,124,000 principal amount of the New Notes will deposit the purchase price thereof into escrow on December 8, 2008 or such later date as determined by the Company. The purchase price for these notes will be released to the Company from escrow upon the closing of the sale of the New Notes. This summary of the Securities Purchase Agreement and the terms of the New Notes is qualified in its entirety by the terms of the Securities Purchase Agreement and the Indenture governing the New Notes, each filed as exhibits to the Schedule TO and incorporated herein by reference in their entirety.

        As of September 30, 2008, after giving pro forma effect to (i) the offering of the New Notes (assuming that $400 million aggregate principal amount of New Notes is sold), (ii) the exchange of approximately $108,201,000 aggregate principal amount of the Company's indebtedness for shares of its common stock as described under "Miscellaneous—Recent Securities Transactions" and (iii) the purchase of approximately $1,141,342,000 aggregate principal amount of the Company's indebtedness pursuant to the Offers, assuming 100% of the outstanding principal amount of each series of Notes is purchased in each Offer, for an aggregate purchase price of approximately $837,705,820 with the net proceeds of the offering of the New Notes and cash on hand:

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  the Company would have had an aggregate of approximately $5.801 billion of indebtedness, excluding intercompany liabilities, of which approximately $1.4 billion constituted secured indebtedness consisting of its guarantee of its wholly-owned subsidiary's senior secured credit facility, approximately $2.809 billion consisted of its guarantee of its wholly-owned subsidiary's senior unsecured debt and none of which constituted subordinated indebtedness; and

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  the Company's subsidiaries would have had an aggregate of approximately $5.509 billion of outstanding indebtedness and other balance sheet liabilities (excluding deferred revenue and intercompany liabilities).

        As of September 30, 2008, after giving pro forma effect to (i) the offering of the New Notes (assuming that $400 million aggregate principal amount of New Notes is sold), (ii) the exchange of approximately $108,201,000 aggregate principal amount of the Company's indebtedness for shares of its common stock as described under "Miscellaneous—Recent Securities Transactions" and (iii) the purchase of approximately $570,671,000 aggregate principal amount of the Company's indebtedness pursuant to the Offers, assuming 50% of the outstanding principal amount of each series of Notes is purchased in each Offer, for an aggregate purchase price of approximately $418,852,910 with the net proceeds of the offering of the New Notes and cash on hand:

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  the Company would have had an aggregate of approximately $6.371 billion of indebtedness, excluding intercompany liabilities, of which approximately $1.4 billion constituted secured indebtedness consisting of its guarantee of its wholly-owned subsidiary's senior secured credit facility, approximately $2.809 billion consisted of its guarantee of its wholly-owned subsidiary's senior unsecured debt and approximately $393.4 million constituted subordinated indebtedness; and

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  the Company's subsidiaries would have had an aggregate of approximately $5.509 billion of outstanding indebtedness and other balance sheet liabilities (excluding deferred revenue and intercompany liabilities).

 PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

        The tender of Notes pursuant to an Offer and in accordance with the procedures described below will constitute a valid tender of Notes. If a Holder validly tenders its Notes on or prior to the applicable Expiration Date and does not validly withdraw its Notes on or prior to the applicable Expiration Date and the Company accepts such Notes for payment, subject to the terms and conditions of the applicable Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. Any Notes tendered and validly withdrawn on or prior to the applicable Expiration Date will be deemed not to have been validly tendered.

         Tendering Notes.    The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offers. The valid tender of Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

        UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY ON OR PRIOR TO THE APPLICABLE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

        Only registered Holders of Notes are authorized to tender their Notes pursuant to an Offer. Accordingly, to properly tender Notes or cause Notes to be tendered, the following procedures must be followed:

         Notes Held Through DTC.    Each beneficial owner of Notes held through a participant (a "DTC Participant") of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered to be delivered in accordance with the procedures set forth in this Offer to Purchase. Holders desiring to tender their Notes on the applicable Expiration Date should be aware that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date.

        The Depositary and DTC have confirmed that the Offers are eligible for ATOP. Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Notes through DTC must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offers with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Notes into the Depositary's account through ATOP. However, although delivery of the Notes may be effected through book-entry transfer into the Depositary's account through ATOP, an Agent's Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC

Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

        All Notes currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC's nominee (the "Global Notes"). At or as of the close of business on the second business day after the applicable Expiration Date, the aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of the Notes, if any, held through DTC and not tendered pursuant to an Offer.

         Notes Held by Record Holders.    Each record Holder must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the applicable Expiration Date.

        All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. See Instruction 3 of the Letter of Transmittal. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

         Lost or Missing Certificates.    If a record Holder desires to tender Notes pursuant to an Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 9 of the Letter of Transmittal.

         Backup U.S. Federal Income Tax Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering Holder, or such Holder's assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate Consideration and Accrued Interest may be subject to backup withholding tax at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN for a Non-U.S. beneficial owner) to avoid backup withholding. See Instruction 5 of the Letter of Transmittal.

         Effect of Letter of Transmittal.    Subject to, and effective upon, the acceptance for payment of, and payment for, the Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Notes and the respective indentures under which such Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to convert the Notes into cash or cash and shares of common stock, to participate in any redemption or defeasance of such Notes or be entitled to any of the benefits under the respective indentures under which the Notes were issued and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration and Accrued Interest for any tendered Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offers.

         Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of, or payment for which, may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of an Offer and any defect or irregularity in the tender of any particular Notes. The Company's interpretation of the terms and conditions of the Offers (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. No alternative, conditional or contingent tenders will be accepted. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the applicable Expiration Date.

        LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT.

        THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE APPLICABLE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE APPLICABLE EXPIRATION DATE.

         No Guaranteed Delivery.    There are no guaranteed delivery provisions provided for by the Company in connection with the Offers under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

         Withdrawal of Tenders.    Except as otherwise provided herein, tenders of Notes pursuant to an Offer are irrevocable. Withdrawal of Notes may only be accomplished in accordance with the following procedures.

        Holders may withdraw Notes tendered in an Offer at any time on or before the applicable Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 14, 2009 (if the applicable Expiration Date has not occurred prior to that date), unless such Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends an Offer, is delayed in its acceptance for payment of Notes or is unable to purchase Notes validly tendered under an Offer for any reason, then, without prejudice to the Company's rights under such Offer, the Depositary may nevertheless, on the Company's behalf, retain tendered Notes, and such Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

        For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the applicable Expiration Date, by mail, or hand delivery or by a properly transmitted "Request Message" through ATOP. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (ii) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder's Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Note trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

        The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offers. However, Holders may retender withdrawn Notes by following one of the procedures for tendering shares described herein at any time prior to the applicable Expiration Date.

 ACCEPTANCE FOR PAYMENT AND PAYMENT

        Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will accept for payment on the applicable Expiration Date any and all outstanding Notes of the applicable series validly tendered and not validly withdrawn pursuant to an Offer (or defectively tendered, if such defect has been waived by the Company) on or prior to the applicable Expiration Date. The Payment Date is expected to be one business day after the applicable Expiration Date of such Offer, or promptly thereafter. Any Notes validly tendered and accepted for payment pursuant to an Offer will be cancelled.

        The Company, at its option, may elect to extend an Expiration Date to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

        The Company expressly reserves the right, in its sole discretion, to delay acceptance for payment Notes tendered pursuant to an Offer or the payment for Notes accepted for payment (subject to Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate an Offer and not accept for payment any Notes not theretofore accepted for payment, if any of the conditions set forth under "Conditions to the Offers" shall not have been satisfied or waived by the Company or in order to comply, in whole or in part, with any applicable law. In all cases, payment for Notes accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of certificates representing such Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC's ATOP procedures) on or before the applicable Expiration Date, and any other documents required thereby.

        Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, on the applicable Expiration Date, the Company will be deemed to have accepted for payment, and thereby purchased, all Notes of the applicable series validly tendered and not validly withdrawn on or prior to such Expiration Date as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Notes. On the Payment Date, the Company shall deposit with the Depositary in respect of, and the Depositary shall thereafter transmit to the Holders of, Notes accepted for payment, the Consideration and Accrued Interest.

        If the Company extends an Offer, or if the Company is delayed in its acceptance for payment of, or payment for, Notes or is unable to accept for payment or to pay for such Notes pursuant to an Offer for any reason, then, upon extension of an Offer without prejudice to the Company's rights under such Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay the payment for Notes that the Company has accepted for payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

        The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes tendered pursuant to an Offer, but any such transfer or assignment will not relieve the Company of its obligations under an Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Notes validly tendered and accepted for payment pursuant to such Offer.

        Holders whose Notes are accepted for payment pursuant to an Offer will be entitled to Accrued Interest on those Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

        Tendering Holders of Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the tendering of Notes pursuant to an Offer.

        Notwithstanding any other provision of an Offer, the Company's obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to an Offer is conditioned on (i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date an aggregate principal amount of Notes satisfying the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series of Notes, (ii) the satisfaction of the General Conditions and (iii) the sale of at least $373 million aggregate principal amount of the New Notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers. In addition, (a) the Offer to purchase the 2009 Notes is conditioned on the acceptance for payment of the 2010 Senior Notes and the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offers, (b) the Offer to purchase the 2010 Subordinated Notes is conditioned on the acceptance for payment of the 2010 Senior Notes pursuant to the terms and conditions of such other applicable Offer and (c) the Offer to purchase the 2010 Senior Notes is conditioned on the acceptance for payment of the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offer. See "Conditions to the Offers."

        The Company will not receive any proceeds from the offering of the New Notes if the Company does not accept for payment at least $177,270,500 aggregate principal amount of its 2010 Senior Notes and at least $240,833,000 aggregate principal amount of its 2010 Subordinated Notes in the respective Offers for such Notes.

        If an Offer is terminated or the Notes are validly withdrawn prior to the applicable Expiration Date, or the Notes are not accepted for payment, the Consideration applicable to such series of Notes will not be paid or become payable. If any tendered Notes are not purchased pursuant to an Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the applicable Expiration Date or termination of an Offer.

 CERTAIN MARKET INFORMATION CONCERNING THE NOTES

        There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To Level 3's knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.

        Level 3's common stock is listed on the NASDAQ Global Select Market of The NASDAQ Stock Market LLC under the symbol "LVLT." The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for Level 3's common stock on the NASDAQ Global Select Market.

Year Ended December 31, 2006	High	Low
First Quarter	$5.80	$2.71
Second Quarter	6.00	3.74
Third Quarter	5.56	3.37
Fourth Quarter	6.09	4.75

Year Ended December 31, 2007	High	Low
First Quarter	$6.80	$5.54
Second Quarter	6.30	5.20
Third Quarter	6.42	4.28
Fourth Quarter	5.10	2.66

Year Ended December 31, 2008	High	Low
First Quarter	$3.53	$1.68
Second Quarter	4.48	1.96
Third Quarter	3.90	2.44
Fourth Quarter (through November 14, 2008)	2.75	0.60

        On November 14, 2008, the last reported sale price of Level 3's common stock on the NASDAQ Global Select Market was $0.87 per share.

        HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR LEVEL 3'S COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO AN OFFER.

 CONDITIONS TO THE OFFERS

        Notwithstanding any other provision of an Offer, the Company's obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to an Offer is conditioned on (i) there being validly tendered and not validly withdrawn on or prior to the applicable Expiration Date an aggregate principal amount of Notes satisfying the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series of Notes, (ii) the satisfaction of the General Conditions and (iii) the sale of at least $373 million aggregate principal amount of the New Notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of Notes in the Offers. In addition, (a) the Offer to purchase the 2009 Notes is conditioned on the acceptance for payment of the 2010 Senior Notes and the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offers, (b) the Offer to purchase the 2010 Subordinated Notes is conditioned on the acceptance for payment of the 2010 Senior Notes pursuant to the terms and conditions of such other applicable Offer and (c) the Offer to purchase the 2010 Senior Notes is conditioned on the acceptance for payment of the 2010 Subordinated Notes pursuant to the terms and conditions of such other applicable Offer. If the aggregate principal amount of Notes of a given series validly tendered and not validly withdrawn on or prior to the applicable Expiration Date is less than the Minimum Tender Condition set forth in the table on the front cover of this Offer to Purchase for that series, the Company will not be obligated to purchase any Notes of such series.

        For purposes of the foregoing provision, all of the "General Conditions" shall be deemed to be satisfied on the applicable Expiration Date, unless any of the following conditions shall occur after the date of this Offer to Purchase and prior to the applicable Expiration Date:

          (a)   there shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that, in the Company's reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of each Offer or that is, or is reasonably likely to be, materially adverse to the Company's (or its subsidiaries'), business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

          (b)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of emergency or war by the United States that would reasonably be expected to have a materially disproportionate effect on our (or our subsidiaries') business, operations, condition or prospects relative to other companies in the Company's industry or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (c)   there shall be threatened or pending any action, proceeding or counterclaim brought by any domestic or foreign federal, state or local governmental, regulatory or administrative agency or authority, court, legislative body, commission or third party (i) challenging the acquisition by the Company of the Notes or otherwise seeking to restrain or prohibit the consummation of each Offer or otherwise seeking to obtain any damages as a result thereof or (ii) otherwise materially adversely affecting the Company's ability to successfully complete the Offers;

          (d)   there shall exist any other actual or threatened legal impediment to the Offers or any other circumstances that would materially adversely affect the transactions contemplated by each Offer or the contemplated benefits of the Offers to the Company or its subsidiaries;

          (e)   there shall have occurred or be reasonably expected to occur any change, event or occurrence that could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries on a consolidated basis; or

          (f)    there shall have occurred or be reasonably expected to occur any change, event or occurrence that could prohibit, prevent, restrict or delay consummation of an Offer or make it impractical or inadvisable to proceed with an Offer.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether any other condition of any Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate an Offer prior to its Expiration Date and not accept for payment any Notes not theretofore accepted for payment, (ii) waive any and all of the conditions of any Offer prior to the date of acceptance for payment of Notes in that Offer, (iii) extend an Expiration Date or (iv) amend the terms of any Offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. In the event that the Company extends an Offer, the term "Expiration Date" with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

 MATERIAL DIFFERENCES IN THE RIGHTS OF HOLDERS OF NOTES
AS A RESULT OF THE OFFERS

Effects on the Holders of Notes tendered in the Offers

        If the Company accepts Notes for payment, subject to the terms and conditions of an Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Notes purchased from them on the Payment Date, and thereby such Holders will give up certain rights and obligations associated with their ownership of such Notes. Below is a summary of certain rights that such Holders will forgo and obligations of which such Holders will be relieved of if such Notes are accepted for payment and paid. The summary below does not purport to describe all of the terms of the Notes. Please refer to (i) the Amended and Restated Indenture, filed on July 8, 2003 as Exhibit 4.1 to the Company's Current Report on Form 8-K, by and between Level 3 Communications, Inc. and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, filed on July 8, 2003 as Exhibit 4.2 to the Company's Current Report on Form 8-K, for the terms of the 2010 Senior Notes; and (ii) the Form of Subordinated Indenture, filed on February 3, 1999 as Exhibit 4.2 to the Company's Amendment No. 1 to its Registration Statement on Form S-3, by and between Level 3 Communications, Inc. and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee, as supplemented by (a) the Second Supplemental Indenture, filed on February 29, 2000 as Exhibit 4.1 to the Company's Current Report on Form 8-K, for the terms of the 2010 Subordinated Notes and (b) the First Supplemental Indenture, filed on September 20, 1999 as Exhibit 4.1 to the Company's Current Report on Form 8-K, for the terms of the 2009 Notes. See "Available Information."

         Interest.    With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, 2010 Senior Notes Holders thereof will forgo regular semi-annual interest payments at the rate of 2.875% per annum on such Notes. With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, 2010 Subordinated Notes Holders thereof will forgo regular semi-annual interest payments at the rate of 6% per annum on such Notes. With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, 2009 Notes Holders thereof will forgo regular semi-annual interest payments at the rate of 6% per annum on such Notes.

         Conversion Rights of Holders.    With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, Holders will forgo the right to elect to convert the Notes into shares of Level 3's common stock at any time on or before the close of business on the business day immediately preceding (i) in the case of the 2010 Senior Notes, July 15, 2010, at a conversion rate of 139.2758 shares of Level 3 common stock per $1,000 principal amount of Notes (subject to adjustment in certain events), which is equal to an initial conversion price of $7.18 per share; (ii) in the case of the 2010 Subordinated Notes, March 15, 2010, at a conversion rate of 7.416 shares of Level 3 common stock per $1,000 principal amount of Notes (subject to adjustment in certain events), which is equal to an initial conversion price of $134.844 per share; and (iii) in the case of the 2009 Notes, September 15, 2009, at a conversion rate of 15.3401 shares of Level 3 common stock per $1,000 principal amount of Notes (subject to adjustment in certain events), which is equal to an initial conversion price of $65.189 per share.

         Right of Holders to Require Repurchase by Level 3.    With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, Holders will forgo the right to require the Company to repurchase all or a portion of such tendered Notes upon the occurrence of a Change of Control (as defined in each indenture for each series of Notes) of the Company, at a purchase price, subject to the next sentence, in cash equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). At the option of the Company, the purchase price may be paid by delivery of shares of common stock of the Company having a fair market value equal to the purchase price.

         Right of Holders to Receive Principal at Maturity.    With respect to Notes accepted for payment and paid in accordance with this Offer to Purchase, Holders will forgo the right to receive, at the maturity date for each series of Notes, all of the principal due on such tendered Notes as of such maturity date.

        The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether to tender Notes pursuant to an Offer.

         Position of Level 3 Concerning the Offers.    Neither Level 3 nor its board of directors nor the Dealer Managers, Depositary or Information Agent makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder's Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

         Substantial Existing Indebtedness.    Level 3 has substantial existing indebtedness. As of September 30, 2008, Level 3 had an aggregate of approximately $6.8 billion of long-term debt on a consolidated basis and including current maturities. While Level 3 will continue to have substantial indebtedness following the consummation of the Offers, the aggregate amount of its outstanding indebtedness with maturities in 2009 and 2010 will be reduced as a result of consummation of such Offer. The amount of Level 3's indebtedness and restrictions contained in the indentures governing the Notes and its other outstanding indebtedness may limit its ability to effect future financings in the event Level 3 should deem it necessary or desirable to raise additional capital. Further, there can be no assurance that Level 3 will have sufficient earnings, access to liquidity or cash flow in the future to meet its debt service obligations under the Notes that remain outstanding following consummation of any Offer. For additional information about Level 3's indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 and the other information incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."

         Cancellation of Indebtedness Income to Level 3.    The purchase of Notes pursuant to an Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to Level 3 to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Level 3 does not expect that such cancellation of indebtedness income will have a material adverse effect on the Company because, among other reasons, Level 3 believes that it has sufficient net operating losses available to offset such income.

         Limited Trading Market.    The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To Level 3's knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to an Offer, the trading market for Notes that remain outstanding is likely to be even more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. To the extent a market continues to exist for such Notes, the market price for Notes that are not tendered and accepted for payment pursuant to an Offer may be affected adversely to the extent that the principal amount (or principal amount at maturity, as applicable) of Notes of such series purchased pursuant to the applicable Offer reduces the float, and the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Level 3 and its other subsidiaries and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of any Offer.

         Treatment of Notes Not Tendered and/or not Accepted for Payment in an Offer.    Notes not tendered and/or accepted for payment in an Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures governing the Notes, will remain unchanged. No amendments to these indentures are being sought. From time to time after the tenth business day following the applicable Expiration Date or other date of termination of an Offer, Level 3 or its affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to such Offer and could be for cash or other consideration. Alternatively, Level 3 may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to an Offer at any time that it is permitted to do so under the respective indentures governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Level 3 or its subsidiaries will choose to pursue in the future.

         Ability of Level 3 to Pay Its Debt and Other Obligations.    If Level 3's cash flow is inadequate to meet its obligations, Level 3 could face substantial liquidity problems. If Level 3 is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of any Offer or its other obligations, Level 3 will be in default under the terms thereof, which will permit the Holders of the Notes and Level 3's other obligations to accelerate the maturity of the Notes and such other obligations and also could cause defaults under future indebtedness it may incur. Any such default could have a material adverse effect on Level 3's business, prospects, financial condition and operating results. In addition, Level 3 cannot assure the Holders that it would be able to repay amounts due in respect of the Notes if payment on the Notes were to be accelerated following the occurrence of an Event of Default (as defined in each Indenture governing each series of Notes).

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the tender of Notes pursuant to the Offers and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the Holders of the Notes have held their Notes as "capital assets," as defined under the Code.

        This summary does not discuss all aspects of U.S. federal income taxation which may be relevant to a particular Holder of Notes in light of such Holder's individual circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, pass-through entities, insurance companies, expatriates, tax-exempt organizations and Holders who hold their Notes as part of a hedge, straddle or conversion or other integrated transaction), nor does it address state, local or foreign tax consequences. In addition, the Company has not sought a formal legal opinion from the Internal Revenue Service (the "IRS") or from its tax counsel regarding the material U.S. federal income tax consequences under the Code of tendering Notes pursuant to an Offer in exchange for the Consideration.

        EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFERS.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a Note that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or any other entity treated as a corporation) organized under the laws of the United States, any state of the United States or the District of Columbia,

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source or

  •
  a trust, if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more United States persons has authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding Notes should consult its own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering the Notes.

         Sale of Notes Pursuant to an Offer.    The receipt of the Consideration by a U.S. Holder in exchange for the Notes will be a taxable transaction. A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration paid to such U.S. Holder in respect of its tendered Notes and (ii) such U.S. Holder's adjusted tax basis in such Holder's tendered Notes. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's initial cost of such Note, increased by any market discount previously included in income by such U.S. Holder and decreased by the amount of any bond premium previously amortized by such U.S. Holder. Except to the extent it is subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Notes for more than one year.

        An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with "market discount." Market discount is the amount by which the principal amount of the Note exceeded the U.S. Holder's tax basis in the Note immediately after its acquisition at a time other than the Note's original issuance by the Company. A Note will be considered to have no market discount if such excess is less than 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder's acquisition date of the Note to its maturity date. The gain realized by the U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder's acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

        The gross amount of the payments of Accrued Interest generally will be treated as ordinary income to the extent not previously included in income.

         Information Reporting and Backup Withholding.    A U.S. Holder may be subject to backup withholding, currently at a rate of 28% (the "Applicable Backup Withholding Rate"), with respect to the receipt of the Consideration and Accrued Interest in exchange for the Notes. The payor of the Consideration and Accrued Interest will be required to deduct and withhold at the Applicable Backup Withholding Rate from these payments if:

  •
  the payee fails to furnish its correct Taxpayer Identification Number ("TIN") to the payor in the prescribed manner or fails to establish that it is entitled to an exemption;

  •
  the IRS notifies the payor that the TIN furnished by the payee is incorrect;

  •
  the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payee or payor that backup withholding is required; or

  •
  the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. Holder, the Company or its paying or other withholding agent may be required to withhold at the Applicable Backup Withholding Rate from any payments of the Consideration and Accrued Interest in exchange for the Notes.

        Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a refund or credit against such Holder's U.S. federal income tax liability, so long as the required information is timely provided to the IRS. The Company, its paying agent or other withholding agent generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the Notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a Note that is a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

         Sale of Notes Pursuant to an Offer.    The receipt of the Consideration by a Non-U.S. Holder in exchange for a Note will be a taxable transaction. Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the U.S.) or;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        The gross amount of the payments of Accrued Interest to a Non-U.S. Holder generally will not be subject to U.S. federal income tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interests of the Company;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company and is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  such Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

  •
  the Accrued Interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the U.S.); and

  •
  the Company or its paying agent has received or receives appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person.

        A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of Accrued Interest that are not effectively connected with the conduct of a U.S. trade or business.

        If the gain or Accrued Interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, (and, if a tax treaty applies, is attributable to a permanent establishment in the U.S.), such gain or interest will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder (and, with respect to corporate Holders, may also be subject to a 30% branch profits tax). If Accrued Interest is effectively connected with a U.S. trade or business (and, if a tax treaty applies, is attributable to a permanent establishment in the U.S.), such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder provides the Company or its paying agent with the appropriate documentation.

        Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.

         Information Reporting and Backup Withholding.    The receipt of the Consideration by a Non-U.S. Holder in exchange for a Note which occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the Consideration to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person or the Non-U.S. Holder establishes an exemption. For this purpose, a "U.S.-related person" is:

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  •
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons.

Neither information reporting nor backup withholding will apply to a payment of the Consideration to a Non-U.S. Holder through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and information reporting generally will not apply to Accrued Interest payments made to a Non-U.S. Holder in respect of the Notes if such Non-U.S. Holder furnishes the Company or its paying agent with appropriate documentation of such Holder's non-U.S. status.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

 DEALER MANAGERS; INFORMATION AGENT; DEPOSITARY

        The Company has retained Citigroup Global Markets Inc. ("Citi") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as the exclusive Dealer Managers for each Offer. In their capacity as the Dealer Managers, Citi and Merrill Lynch may contact Holders regarding any Offer and may request DTC Participants to forward this Offer to Purchase and related materials to beneficial owners of Notes.

        The Company will pay Citi customary fees for its services and reimburse Citi for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify Citi and its affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Citi and its affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to the Company and its affiliates.

        The Company will pay Merrill Lynch customary fees for its services and reimburse Merrill Lynch for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify Merrill Lynch and its affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Merrill Lynch and its affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to the Company and its affiliates.

        Global Bondholder Services Corporation has been appointed the Information Agent with respect to each Offer. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

        Global Bondholder Services Corporation has also been appointed the Depositary for each Offer. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

        In connection with the Offers, directors and officers of Level 3 and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company will, upon request, also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

MISCELLANEOUS

         Securities Ownership.    Other than as set forth below, based on the Company's records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company's knowledge, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company's knowledge, none of the directors, managers or executive officers of the Company or any of its subsidiaries, or any affiliates or subsidiaries of any of the foregoing, beneficially owns any Notes.

        As of the date of this Offer to Purchase, Walter Scott, Jr., Chairman of the Board of Directors of the Company, beneficially owns (i) $28,500,000 aggregate principal amount of the Company's 2009 Notes, which constitutes approximately 9.3% of the aggregate principal amount outstanding of such

Notes and (ii) $15,400,000 aggregate principal amount of the Company's 2010 Subordinated Notes, which constitutes approximately 3.2% of the aggregate principal amount outstanding of such Notes. Mr. Scott has agreed with the Company to tender all such Notes in the applicable Offers.

        In addition, Mr. Scott has agreed to purchase (through various entities affiliated with him) $10,776,000 aggregate principal amount of the New Notes (or $36,976,000 aggregate principal amount of the New Notes if the Company accepts for payment any of its 2009 Subordinated Notes pursuant to the terms and conditions of such Offer) pursuant to the Securities Purchase Agreement described under "The Offers—Source and Amount of Funds or Other Consideration." See "The Offers—Source and Amount of Funds or Other Consideration."

        As of the date of this Offer to Purchase, Robert E. Julian, a Director of the Company, beneficially owns $4,161,000 aggregate principal amount of the Company's 2010 Subordinated Notes, which constitutes approximately 1% of the aggregate principal amount outstanding of such Notes. Mr. Julian has agreed with the Company to tender all such Notes in the applicable Offers.

        In addition, Mr. Julian has agreed to purchase (through various entities affiliated with him) $2,900,000 aggregate principal amount of the New Notes pursuant to the Securities Purchase Agreement described under "The Offers—Source and Amount of Funds or Other Consideration." See "The Offers—Source and Amount of Funds or Other Consideration."

         Recent Securities Transactions.    Other than as set forth below, based on the Company's records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company's knowledge, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company's knowledge, none of the directors, managers or executive officers of the Company or any of its subsidiaries, or any affiliates or subsidiaries of any of the foregoing, have effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase.

  •
  On October 8, 2008, the Company entered into an exchange agreement with an institutional holder of certain of the Company's 2010 Senior Notes, 10% Convertible Senior Notes due 2011, 5.25% Convertible Senior Notes due 2011 and 3.5% Convertible Senior Notes due 2012. Pursuant to such exchange agreement, the Company issued an aggregate of 31,719,644 shares of its common stock, par value $0.01 per share, in exchange for $4,209,000 aggregate principal amount of its 2010 Senior Notes, $47,200,000 aggregate principal amount of its 10% Convertible Senior Notes due 2011, $15,195,000 aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 and $9,025,000 aggregate principal amount of its 3.5% Convertible Senior Notes due 2012. The Company also paid aggregate accrued and unpaid interest of $2,468,976 on such exchanged notes from the applicable last interest payment date to, but not including, the closing date of that exchange transaction.

  •
  On October 13, 2008, the Company entered into two exchange agreements with institutional holders of its 2009 Notes. Pursuant to such exchange agreements, the Company issued an aggregate of 10,125,283 shares of its common stock, par value $0.01 per share, in exchange for an aggregate of $17,572,000 aggregate principal amount of its 2009 Notes. The Company also paid aggregate accrued and unpaid interest of $84,931 on the 2009 Notes from the last interest payment date to, but not including, the closing date of these exchange transactions.

  •
  On October 14, 2008, the Company entered into three exchange agreements with affiliated institutional holders of its 2010 Senior Notes. Pursuant to these exchange agreements, the Company issued an aggregate of 5,776,398 shares of its common stock, par value $0.01 per share, in exchange for an aggregate of $15,000,000 aggregate principal amount of its 2010 Senior Notes. The Company also paid aggregate accrued and unpaid interest of $110,208 on the 2010

    Senior Notes from the last interest payment date to, but not including, the closing date of these exchange transactions.

        For more information about these exchange offer transactions, see the Company's Form 8-K/A filed with the SEC on October 15, 2008, which is incorporated herein by reference. See "Available Information."

         Ownership of Southeastern Asset Management, Inc.    As of the date of this Offer to Purchase, Southeastern Asset Management, Inc. ("Southeastern") beneficially owns approximately $45 million aggregate principal amount of the 2010 Subordinated Notes. Southeastern has agreed to purchase on behalf of its advisory clients $100,062,000 aggregate principal amount of the New Notes pursuant to the Securities Purchase Agreement described under "The Offers—Source and Amount of Funds or Other Consideration."

        No Offer is being made to (nor will tenders of Notes be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of any Offer would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction in which the making of an Offer or the tender of Notes in connection therewith would not be in compliance with applicable law, the Company may, in its sole discretion, make an effort to comply with any such law. If, after such effort, the Company cannot comply with any such law, such Offer will not be made to (nor will tenders be accepted on behalf of) any Holder residing in such jurisdiction.

LEVEL 3 COMMUNICATIONS, INC.

The Depositary for the Offers is:

Global Bondholder Services Corporation

By Mail, Overnight Courier or by Hand:

65 Broadway—Suite 723
New York, New York 10006
Attn: Corporate Actions

        Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway—Suite 723
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free (866) 389-1500

The Dealer Managers for the Offers are:

Citi	Merrill Lynch & Co.
390 Greenwich Street, 4th Floor New York, New York 10013 Attn: Liability Management Group	4 World Financial Center, 7th Floor New York, New York 10080 Attn: Liability Management
Collect: (212) 723-6106 Toll free (800) 558-3745	Collect: (212) 449-4914 Toll free: (888) 654-8637

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  Exhibit (a)(1)(i)
IMPORTANT
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INFORMATION REGARDING FORWARD LOOKING STATEMENTS
CERTAIN INFORMATION CONCERNING THE COMPANY
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE OFFERS
PROCEDURES FOR TENDERING AND WITHDRAWING NOTES
ACCEPTANCE FOR PAYMENT AND PAYMENT
CERTAIN MARKET INFORMATION CONCERNING THE NOTES
CONDITIONS TO THE OFFERS
MATERIAL DIFFERENCES IN THE RIGHTS OF HOLDERS OF NOTES AS A RESULT OF THE OFFERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
DEALER MANAGERS; INFORMATION AGENT; DEPOSITARY
MISCELLANEOUS